EX-99.11.a
Stradley Ronon Stevens & Young, LLP
2005 Market Street, Suite 2600
Philadelphia, Pennsylvania 19103-7098
(215) 564-8000
June 8, 2012
Board of Trustees
Invesco Van Kampen Municipal Trust
1555 Peachtree Street, N.E.
Atlanta, GA 30309

Re:	Registration Statement on Form N-14
Ladies and Gentlemen:
     We have acted as counsel to Invesco Van Kampen Municipal Trust (“DST”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to an Agreement and Plan of Redomestication (the “Redomestication Agreement”), each of the Delaware statutory trusts listed on Exhibit A (each a “Redomesticated Fund”) will acquire the assets and assume the liabilities of the corresponding closed-end registered investment company, which is a Massachusetts business trust, identified on Exhibit A (each a “Redomesticating Fund”) in exchange for shares of the corresponding Redomesticated Fund, as set forth on Exhibit A (each, a “Redomestication” and collectively, the “Redomestications”). Immediately thereafter, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) and upon the filing of a Certificate of Merger with the Secretary of State of Delaware, each Redomesticated Fund identified on Exhibit B (each a “Target Fund”) will merge into DST (each a “Merger” and collectively, the “Mergers”). DST, as the survivor of the Merger, will succeed by operation of law to all the rights, powers, property and liabilities of each Target Fund and Target Fund shares held by holders of common shares of each Target Fund will be converted into common shares of beneficial interest of DST, no par value (the “Shares”).
     We have reviewed the Certificate of Trust of DST, the Amended and Restated Agreement and Declaration of Trust (the “Trust Agreement”) and Bylaws of DST, the resolutions adopted by the Board of Trustees of DST in connection with the Redomestications and Mergers, the forms of Redomestication Agreement and Merger Agreement, which have been approved by the Board of Trustees of DST, the Registration Statement and such other legal and factual matters as we have deemed appropriate.
     This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the Shares of DST and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.
     We have assumed the following for purposes of this opinion:
     1. Prior to the consummation of the Mergers and the issuance of the Shares, the common and preferred shareholders of each Redomesticating Fund will approve the Redomestication of such fund and, as part of such approval, will authorize the initial sole shareholder of each Redomesticated Fund to approve the Mergers of such fund.
     2. The Shares of DST will be issued in accordance with the Trust Agreement and the Bylaws, the Redomestication Agreement, the Merger Agreement and resolutions of DST’s Board of Trustees relating to the issuance of Shares, and such documents and resolutions shall not be modified in any respect material to the issuance of the Shares.
     3. The Shares of DST will be issued in accordance with the Merger Agreement to each Target Fund.
     4. The Registration Statement shall have been declared effective pursuant to the Securities Act and will remain effective and DST shall have adopted such Registration Statement pursuant to Rule 414 under the Securities Act.
     5 DST will remain duly organized, validly existing and in good standing under Delaware law.
     6. Each person executing documents has legal capacity and the genuineness of all signatures thereon.
     On the basis of and subject to the foregoing, we are of the opinion that the Shares of DST when issued to shareholders of each Target Fund as provided by the Merger Agreement will be validly issued and will be non-assessable by DST.
     Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of DST shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of DST for all loss and expense of any shareholder held personally liable for the obligations of DST. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which DST is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Sincerely yours, STRADLEY RONON STEVENS & YOUNG, LLP
By:	/s/ Matthew R. DiClemente
Matthew R. DiClemente, Esq., a Partner

EXHIBIT A
REDOMESTICATIONS

Delaware Statutory Trust	Massachusetts Business Trust
(Redomesticated Fund)	(Redomesticating Fund)
Invesco Van Kampen Municipal Trust	Invesco Van Kampen Municipal Trust

Invesco Van Kampen Massachusetts Value Municipal Income Trust	Invesco Van Kampen Massachusetts Value Municipal Income Trust

Invesco Van Kampen Ohio Quality Municipal Trust	Invesco Van Kampen Ohio Quality Municipal Trust

Invesco Van Kampen Trust for Investment Grade New Jersey Municipals	Invesco Van Kampen Trust for Investment Grade New Jersey Municipals

A-1

EXHIBIT B
TARGET FUNDS
     Invesco Van Kampen Massachusetts Value Municipal Income Trust
     Invesco Van Kampen Ohio Quality Municipal Trust
     Invesco Van Kampen Trust for Investment Grade New Jersey Municipals

B-1